                                                                    EXHIBIT 99.4

                            TYCO INTERNATIONAL LTD.

                 SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1999

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                                               (UNAUDITED)
                                                                MARCH 31,       SEPTEMBER 30,
                                                                  1999              1998
                                                              -------------    ---------------
                                                              (IN MILLIONS, EXCEPT SHARE DATA)
                           ASSETS
Current Assets:
  Cash and cash equivalents.................................    $ 1,454.4         $ 1,072.9
  Accounts receivable, less allowance for doubtful accounts
    of $311.2 at March 31, 1999 and $317.6 at September 30,
    1998....................................................      3,880.0           3,478.4
  Contracts in process......................................        588.7             565.3
  Inventories...............................................      2,864.9           2,610.0
  Deferred income taxes.....................................        775.3             797.6
  Prepaid expenses and other current assets.................        544.2             430.7
                                                                ---------         ---------
                                                                 10,107.5           8,954.9
                                                                ---------         ---------
Property, Plant and Equipment:
  Land......................................................        340.1             272.0
  Buildings.................................................      2,259.0           2,013.0
  Subscriber systems........................................      2,639.2           2,171.5
  Machinery and equipment...................................      6,568.8           6,125.5
  Leasehold improvements....................................        199.8             264.5
  Construction in progress..................................        408.8             499.3
  Accumulated depreciation..................................     (5,987.0)         (5,241.5)
                                                                ---------         ---------
                                                                  6,428.7           6,104.3
                                                                ---------         ---------
Goodwill and Other Intangible Assets, Net...................      8,605.8           7,105.5
Long-Term Investments.......................................        215.7             228.4
Deferred Income Taxes.......................................        545.8             320.9
Other Assets................................................        778.0             726.7
                                                                ---------         ---------
         Total Assets.......................................    $26,681.5         $23,440.7
                                                                =========         =========
            LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Loans payable and current maturities of long-term debt....    $   690.7         $   815.0
  Accounts payable..........................................      1,906.2           1,733.4
  Accrued expenses and other current liabilities............      3,236.9           3,069.3
  Contracts in process -- billings in excess of costs.......        567.3             332.9
  Deferred revenue..........................................        277.6             266.5
  Income taxes..............................................        863.6             773.9
  Deferred income taxes.....................................         36.7              15.2
                                                                ---------         ---------
                                                                  7,579.0           7,006.2
                                                                ---------         ---------
Long-Term Debt, Less Current Maturities.....................      8,037.2           5,424.7
Other Long-Term Liabilities.................................      1,098.4             976.8
Deferred Income Taxes.......................................        137.9             131.2
Shareholders' Equity:
Common shares, $.20 par value, 2,500,000,000 shares
  authorized; 818,085,876 shares outstanding at March 31,
  1999 and 810,231,714 shares outstanding at September 30,
  1998, net of 205,170 and 3,371,003 shares owned by
  subsidiaries at March 31, 1999 and September 30, 1998,
  respectively..............................................        163.6             162.0
Capital in excess:
  Share premium.............................................      4,352.0           4,035.0
  Contributed surplus, net of deferred compensation of $56.0
    at March 31, 1999 and $67.3 at September 30, 1998.......      2,721.0           2,746.1
Retained earnings...........................................      2,978.0           3,151.0
Accumulated other comprehensive loss........................       (385.6)           (192.3)
                                                                ---------         ---------
                                                                  9,829.0           9,901.8
                                                                ---------         ---------
         Total Liabilities and Shareholders' Equity.........    $26,681.5         $23,440.7
                                                                =========         =========

    See notes to supplemental consolidated financial statements (unaudited).

         SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                     FOR THE QUARTERS       FOR THE SIX MONTHS
                                                     ENDED MARCH 31,          ENDED MARCH 31,
                                                   --------------------    ---------------------
                                                     1999        1998        1999         1998
                                                   --------    --------    ---------    --------
                                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
NET SALES........................................  $5,238.7    $4,561.8    $10,452.3    $9,000.6
Cost of sales....................................   3,387.8     3,015.4      6,789.5     5,949.3
Selling, general and administrative expenses.....   1,122.8       902.1      2,205.9     1,807.7
Merger, restructuring and other non-recurring
  charges........................................     237.3          --        841.0        (9.4)
Charges for the impairment of long-lived
  assets.........................................      67.6          --        143.6          --
                                                   --------    --------    ---------    --------
OPERATING INCOME.................................     423.2       644.3        472.3     1,253.0
Interest expense, net............................    (115.0)      (51.1)      (238.5)      (90.9)
                                                   --------    --------    ---------    --------
Income before income taxes and extraordinary
  item...........................................     308.2       593.2        233.8     1,162.1
Income taxes.....................................    (146.2)     (192.4)      (179.5)     (384.1)
                                                   --------    --------    ---------    --------
Income before extraordinary item.................     162.0       400.8         54.3       778.0
Extraordinary item, net of taxes.................     (42.5)       (0.3)       (44.9)       (1.2)
                                                   --------    --------    ---------    --------
NET INCOME.......................................  $  119.5    $  400.5    $     9.4    $  776.8
                                                   ========    ========    =========    ========
BASIC EARNINGS PER COMMON SHARE:
Income before extraordinary item.................  $    .20    $    .51    $     .07    $   1.00
Extraordinary item, net of taxes.................      (.05)         --         (.06)         --
Net income.......................................       .15         .51          .01        1.00
DILUTED EARNINGS PER COMMON SHARE:
Income before extraordinary item.................  $    .20    $    .50    $     .07    $    .98
Extraordinary item, net of taxes.................      (.05)         --         (.05)         --
Net income.......................................       .14         .50          .01         .98
WEIGHTED-AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING:
Basic............................................     815.5       783.1        813.3       775.6
Diluted..........................................     833.8       804.3        830.8       798.3

    See notes to supplemental consolidated financial statements (unaudited).

         SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                FOR THE SIX MONTHS
                                                                 ENDED MARCH 31,
                                                              ----------------------
                                                                1999         1998
                                                              ---------    ---------
                                                                  (IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................  $     9.4    $   776.8
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Restructuring and other non-recurring charges.............      493.1         (9.9)
  Charges for the impairment of long-lived assets...........      143.6           --
  Depreciation..............................................      485.3        445.7
  Goodwill and other intangible amortization................      141.0         93.4
  Deferred income taxes.....................................     (127.9)       110.1
  Other non-cash items......................................       29.7         (9.2)
  Changes in assets and liabilities, net of the effects of
     acquisitions:
     Accounts receivable and contracts in process...........     (101.1)        21.0
     Proceeds from sale of accounts receivable..............       37.0           --
     Inventories............................................     (209.5)      (130.2)
     Prepaid expenses and other current assets..............      (88.5)       (58.8)
     Accounts payable, accrued expenses and other current
      liabilities...........................................       57.8       (308.0)
     Income taxes...........................................       16.2         31.7
     Deferred revenue.......................................        6.4         14.8
     Other..................................................     (108.2)       (64.8)
                                                              ---------    ---------
  Net cash provided by operating activities.................      784.3        912.6
                                                              ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment...................     (646.2)      (569.9)
Purchase of leased property (Note 2)........................     (234.0)          --
Acquisition of businesses, net of cash acquired.............   (1,707.3)    (2,553.4)
Increase in investments.....................................       (6.9)       (50.2)
Other.......................................................       (3.3)       (48.9)
                                                              ---------    ---------
  Net cash used in investing activities.....................   (2,597.7)    (3,222.4)
                                                              ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds on long-term debt and lines of credit..............    1,397.7      1,196.5
Net proceeds from issuance of public debt...................    1,173.7           --
Cash paid for tender offer..................................     (417.9)          --
Net proceeds from sale of common shares.....................         --      1,245.0
Proceeds from exercise of options...........................      263.5        211.8
Dividends paid..............................................     (150.6)      (149.5)
Other.......................................................      (71.5)       (33.3)
                                                              ---------    ---------
  Net cash provided by financing activities.................    2,194.9      2,470.5
                                                              ---------    ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................      381.5        160.7
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............    1,072.9        707.7
                                                              ---------    ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................  $ 1,454.4    $   868.4
                                                              =========    =========

    See notes to supplemental consolidated financial statements (unaudited).

      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.  BASIS OF PRESENTATION

     The unaudited supplemental consolidated financial statements presented herein include the consolidated accounts of Tyco International Ltd. (the "Company" or "Tyco"), a company incorporated in Bermuda, and its subsidiaries. The financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. These statements should be read in conjunction with the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 ("Form 10-K"), the financial statements and notes thereto included in the Company's Current Report on Form 8-K filed on December 10, 1998 and the supplemental consolidated financial statements and notes thereto filed herewith in the Company's Current Report on Form 8-K. As described more fully in Note 2, on October 1, 1998 and April 2, 1999, Tyco merged with United States Surgical Corporation ("USSC") and AMP Incorporated ("AMP"), respectively. The Form 8-K filed on December 10, 1998 was filed to present restated financial statements reflecting the combination of Tyco and USSC for all periods presented in accordance with the pooling of interests method of accounting. The Form 8-K filed herewith is being filed to present supplemental consolidated financial statements reflecting the combination of Tyco, USSC and AMP for all periods presented in accordance with the pooling of interests method of accounting. Upon publication of the Company's consolidated financial statements for a period including April 2, 1999 these supplemental consolidated financial statements become the historical consolidated financial statements of the Company.

     The supplemental consolidated financial statements presented herein have also been prepared following the pooling of interests method of accounting for the mergers with USSC and AMP and therefore reflect the combined financial position, operating results and cash flows of Tyco, USSC and AMP as if they had been combined for all periods presented.

     The accompanying supplemental consolidated financial statements have not been examined by independent accountants in accordance with generally accepted auditing standards, but in the opinion of management, such financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to summarize fairly the Company's financial position and results of operations. Certain prior period amounts have been reclassified to conform with the current period presentation.

2.  MERGERS

     On October 1, 1998 and April 2, 1999, Tyco consummated mergers with USSC and AMP, respectively. A total of approximately 59.2 million shares were issued to the former shareholders of USSC, and a total of approximately 164 million shares were issued to the former shareholders of AMP. Aggregate fees and expenses related to the merger with USSC in October 1998 and to the integration of the combined companies have been expensed in the accompanying supplemental consolidated statement of operations for the six months ended March 31, 1999, as required under the pooling of interests method of accounting. See Notes 7 and 8.

     All fees and expenses related to the merger with AMP in April 1999 and to the integration of the combined companies will be expensed as required under the pooling of interests accounting method. As such, these expenses have not been reflected in the supplemental consolidated statement of operations, except for approximately $31.9 million in transaction costs, but will be reflected in the consolidated statement of operations of the Company for the quarterly period ended June 30, 1999. Such fees and expenses may include amounts with respect to the elimination of excess facilities, the write-off of certain goodwill, other intangibles and fixed assets, severance costs and the satisfaction of certain liabilities.

     In connection with the USSC merger, the Company assumed an operating lease for USSC's North Haven facilities. In December 1998, the Company assumed the debt related to the North Haven property of approximately $211 million. The assumption of the debt combined with the settlement of certain other obligations in the amount of $23 million resulted in the Company acquiring ownership of the North Haven property for a total cost of $234 million.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                           (UNAUDITED) -- (CONTINUED)

     The Company also assumed USSC's agreement to potentially pay up to approximately $70.0 million in common stock as of September 30, 1998 as additional purchase price consideration relative to an acquisition consummated by USSC in 1997, if and when certain additional milestones and sales objectives are achieved. In March 1999, 69,982 Tyco common shares were issued pursuant to this agreement. This matter is the subject of pending litigation; however, the Company does not expect to issue a material amount of additional shares pursuant to this agreement.

     Unaudited combined and separate results of Tyco, which include USSC, and AMP for the periods preceding the merger were as follows:

                                             TYCO        AMP       ADJUSTMENT    COMBINED
                                           --------    --------    ----------    ---------
                                                            (IN MILLIONS)
Six months ended March 31, 1999
  Net sales..............................  $7,776.8    $2,675.5     $     --     $10,452.3
  Extraordinary item, net of taxes.......     (44.9)         --           --         (44.9)
  Net income (loss)......................     388.4      (376.0)        (3.0)(i)       9.4
Six months ended March 31, 1998
  Net sales..............................  $6,159.3    $2,841.3     $     --     $ 9,000.6
  Extraordinary item, net of taxes.......      (1.2)         --           --          (1.2)
  Net income.............................     555.8       233.0        (12.0)(i)     776.8

     -----------------------

     (i) As a result of the combination of Tyco and AMP, an income tax adjustment was recorded to conform tax accounting.

3.  ACQUISITIONS

     In addition to the USSC and AMP mergers discussed in Note 2, during the first six months of fiscal 1999, the Company purchased businesses in each of its four business segments at a net amount of $1.96 billion, consisting of $1.71 billion in cash, net of cash acquired, and the assumption of approximately $248.6 million in debt. The acquisitions were made utilizing cash on hand, the issuance of public notes and borrowings under the Company's new commercial paper program. Each of these acquisitions was accounted for as a purchase and the results of operations of the acquired companies have been included in the consolidated results of the Company from their respective acquisition dates. As a result of the acquisitions, approximately $1.79 billion in goodwill and other intangibles was recorded by the Company, which reflects the adjustments necessary to allocate the individual purchase prices to the fair value of assets acquired, liabilities assumed and additional purchase liabilities recorded.

     The fiscal 1999 acquisitions include the acquisition of Graphic Controls Corporation ("Graphic Controls") in October 1998, Entergy Security Corporation ("Entergy") in January 1999, Alarmguard Holdings, Inc. ("Alarmguard") in February 1999 and the metals processing division of Glynwed International PLC ("Glynwed") in March 1999. Graphic Controls, a leading designer, manufacturer, marketer and distributor of disposal medical products, was purchased for approximately $460 million, including the assumption of certain outstanding debt, and will be integrated with Ludlow Technical Products within the Healthcare and Specialty Products group. Entergy and Alarmguard will be integrated within the electronic security services business of the Fire and Security Services group. Glynwed, engaged in the production of steel tubing, steel electrical conduit and other similar products, was purchased for approximately $236 million and will be integrated with the Flow Control Products group.

     Additional purchase liabilities recorded during fiscal 1999 include approximately $27.3 million for transaction and other direct costs, $35.8 million for severance and related costs and $117.3 million for costs associated with the shut down and consolidation of certain acquired facilities. These additional purchase

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                           (UNAUDITED) -- (CONTINUED)

liabilities primarily relate to the acquisitions of Graphic Controls, Entergy, Alarmguard and Glynwed and to revisions in estimates for purchase acquisitions consummated prior to fiscal 1999.

     In connection with fiscal 1999 purchase acquisitions, the Company began to formulate plans at the date of each acquisition for workforce reductions and the closure and consolidation of an aggregate of 130 facilities. The costs of employee termination benefits relate to the elimination of approximately 1,500 positions in the United States, 300 positions in Europe and 200 positions in Asia, primarily consisting of manufacturing and distribution, administrative, technical, and sales and marketing personnel. The 130 facilities designated for closure include manufacturing plants, sales offices, research and development facilities and corporate administrative facilities throughout the United States, Europe and Asia. Approximately 365 employees had been terminated and approximately 35 facilities has been closed or relocated at March 31, 1999.

     In connection with the purchase acquisitions consummated during fiscal 1999, liabilities for approximately $7.5 million in transaction and other costs, $24.8 million for severance and related costs and $102.0 million for the shutdown and consolidation of acquired facilities remained on the balance sheet at March 31, 1999. In connection with purchase acquisitions consummated prior to fiscal 1999, liabilities for approximately $19.1 million in transaction and other costs, $88.4 million for severance and related costs and $244.0 million for the shutdown and consolidation of acquired facilities remained on the balance sheet at March 31, 1999. The Company expects that the termination of employees and consolidation of facilities related to all such acquisitions will be substantially complete within one year of the related dates of acquisition, except for certain long-term lease obligations.

     The following unaudited pro forma data summarize the results of operations for the periods indicated as if the fiscal 1999 acquisitions had been completed as of the beginning of the periods presented. The pro forma data give effect to actual operating results prior to the acquisitions and adjustments to interest expense, goodwill amortization and income taxes. No effect has been given to cost reductions or operating synergies in this presentation. These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisitions had occurred as of the beginning of the periods presented or that may be obtained in the future. The pro forma data do not give effect to acquisitions completed subsequent to March 31, 1999.

                                                      SIX MONTHS ENDED    SIX MONTHS ENDED
                                                       MARCH 31, 1999      MARCH 31, 1998
                                                      ----------------    ----------------
                                                      (IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales...........................................     $10,679.2            $9,416.8
Income before extraordinary item....................          41.7               767.4
Net (loss) income...................................          (1.9)              758.1
Net (loss) income per common share:
  Basic.............................................            --                 .98
  Diluted...........................................            --                 .96

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                           (UNAUDITED) -- (CONTINUED)

4.  LONG-TERM DEBT

     Long-term debt is as follows:

                                                              MARCH 31,    SEPTEMBER 30,
                                                                1999           1998
                                                              ---------    -------------
                                                                    (IN MILLIONS)
Bank and acceptance facilities..............................  $     --       $    0.8
Commercial paper program(iii)...............................   2,219.1             --
Bank credit agreement(iv)...................................        --        1,359.0
Bank credit facilities......................................      62.8          206.9
International overdrafts and demand loans...................     513.2          429.7
8.125% public notes due 1999................................      10.5           10.5
8.25% senior notes due 2000.................................       9.5            9.5
6.5% public notes due 2001..................................     299.2          299.0
6.125% public notes due 2001................................     747.6          747.0
9.25% senior subordinated notes due 2003....................        --           14.1
5.875% private placement notes due 2004(i)..................     397.5             --
6.375% public notes due 2004................................     104.6          104.6
6.375% public notes due 2005................................     743.1          742.6
6.125% private placement notes due 2008(i)..................     394.6             --
7.25% senior notes due 2008(v)..............................       7.8          300.0
6.125% public notes due 2009(ii)............................     393.8             --
Zero coupon Liquid Yield Option Notes due 2010..............     112.9          115.3
International bank loans, repayable through 2013............     225.8          188.6
6.25% public Dealer Remarketable Securities ("Drs.") due
  2013......................................................     761.4          762.8
9.5% public debentures due 2022.............................      49.0           49.0
8.0% public debentures due 2023.............................      50.0           50.0
7.0% public notes due 2028..................................     492.2          492.1
6.875% public notes due 2029(ii)............................     780.2             --
Financing lease obligation..................................      69.1           76.5
Other.......................................................     284.0          281.7
                                                              --------       --------
          Total debt........................................   8,727.9        6,239.7
Less current portion........................................     690.7          815.0
                                                              --------       --------
Long-term debt..............................................  $8,037.2       $5,424.7
                                                              ========       ========

---------------
     (i) In October 1998, Tyco International Group S.A. ("TIG"), a wholly-owned subsidiary of the Company, issued $800 million of debt in a private placement offering consisting of two series of restricted notes: $400 million of 5.875% notes due November 2004 and $400 million of 6.125% notes due November 2008. The notes are fully and unconditionally guaranteed by Tyco. The net proceeds of approximately $791.7 million were used to repay borrowings under TIG's $2.25 billion bank credit facility. At the same time, TIG also entered into an interest rate swap agreement with a notional amount of $400 million to hedge the fixed rate terms of the 6.125% notes due 2008. Under this agreement, which expires in November 2008, TIG will receive payments at a fixed rate of 6.125% and will make floating rate payments based on LIBOR, as defined therein. Subsequently, in April 1999, TIG exchanged $394.5 million of the 5.875% private placement notes due 2004 and $345.0 million of the 6.125% private placement notes due 2008 for public notes (Note 12). The form and terms of the public notes of each series are identical in all material respects to the form and

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                           (UNAUDITED) -- (CONTINUED)

terms of the outstanding private placement notes of the corresponding series, except that the public notes are not subject to restrictions on transfer under the United States securities laws.

     (ii) In January 1999, TIG issued $400 million of its 6.125% notes due 2009 and $800 million of its 6.875% notes due 2029 in a public offering. The notes are fully and unconditionally guaranteed by Tyco (Note 12). The net proceeds of approximately $1.17 billion were used to repay borrowings under TIG's $2.25 billion bank credit facility. At the same time, TIG also entered into an interest rate swap agreement to hedge the fixed rate terms of the $400 million notes due 2009. Under the agreement, which expires in January 2009, TIG will receive payments at a fixed rate of 6.125% and will make floating rate payments based on an average of three different LIBO rates, as defined, plus a spread.

     (iii) In January 1999, TIG initiated a commercial paper program under which it could initially issue notes with an aggregate face value of up to $1.75 billion. In February 1999, the Company increased its borrowing capacity under the commercial paper program to $3.25 billion in connection with the increase in borrowing capacity under TIG's credit agreement discussed below. The notes are fully and unconditionally guaranteed by Tyco. Proceeds from the sale of the notes will be used for working capital and other corporate purposes. The Company is required to maintain an available unused balance under its bank credit agreement sufficient to support amounts outstanding under the commercial paper program.

     (iv) In February 1999, TIG renegotiated its $2.25 billion credit agreement with a group of commercial banks, giving it the right to borrow up to $3.40 billion until February 11, 2000, with the option to extend to February 11, 2001, and to borrow up to an additional $0.5 billion until February 12, 2003. TIG also has the option to increase the $3.40 billion part of the credit facility up to $4.0 billion. Interest payable on borrowings is variable based upon TIG's option to select a Eurodollar rate plus margins ranging from 0.41% to 0.43%, a certificate of deposit rate plus margins ranging from 0.535% to 0.555%, or a base rate, as defined. If the outstanding principal amount of loans equals or exceeds 25% of the commitments, the Eurodollar and certificate of deposit margins are increased by 0.125%. The obligations of TIG under the credit agreement are guaranteed by Tyco. TIG is using $3.25 billion of the $3.40 billion credit facility to fully support its commercial paper program discussed above and therefore expects this part to remain largely undrawn.

     (v) In February 1999, the Company completed a tender offer for its 7.25% senior notes due 2008, issued by USSC, in which $292 million of the $300 million principal amount of the notes outstanding were purchased. The Company also completed a tender offer for its 12.0% senior subordinated notes due 2005, issued by Graphic Controls, in which all $75 million principal amount of the notes outstanding were purchased.

     During the six months ended March 31, 1999 and 1998, respectively, 12,663 and 171,024 of the Liquid Yield Option Notes ("LYONs") with a carrying value of $6.1 million and $76.3 million were exchanged for 344,128 and 4,647,732 common shares of the Company. The extraordinary item of $44.9 million in the six months ended March 31, 1999 primarily relates to the write-off of net unamortized deferred financing costs related to the tender offer for the Company's 7.25% senior notes due 2008 and 12.0% senior subordinated notes due 2005 discussed above. The extraordinary item of $1.2 million in the six months ended March 31, 1998 was the write-off of net unamortized deferred financing costs related to the LYONs.

     Under TIG's bank credit agreement, the Company is required to meet certain covenants, none of which is considered restrictive to the operations of the Company.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                           (UNAUDITED) -- (CONTINUED)

5.  EARNINGS PER COMMON SHARE

     The reconciliations between basic and diluted earnings per common share are as follows:

                                              QUARTER ENDED                    QUARTER ENDED
                                              MARCH 31, 1999                   MARCH 31, 1998
                                      ------------------------------   ------------------------------
                                                          PER SHARE                        PER SHARE
                                      INCOME    SHARES      AMOUNT     INCOME    SHARES      AMOUNT
                                      ------    ------    ----------   ------    ------    ----------
                                                   (IN MILLIONS, EXCEPT PER SHARE DATA)
BASIC INCOME PER COMMON SHARE
  Net income available to common
    shareholders                      $119.5    815.5       $ .15      $400.5    783.1       $ .51
  Stock options and warrants........      --     11.9                      --      9.0
  Exchange of LYONs debt............     1.2      6.4                     2.1     12.2
                                      ------    -----                  ------    -----
DILUTED INCOME PER COMMON SHARE
  Net income available to common
    shareholders plus assumed
    conversions                       $120.7    833.8       $ .14      $402.6    804.3       $ .50
                                      ======    =====                  ======    =====

                                             SIX MONTHS ENDED                 SIX MONTHS ENDED
                                              MARCH 31, 1999                   MARCH 31, 1998
                                      ------------------------------   ------------------------------
                                                          PER SHARE                        PER SHARE
                                      INCOME    SHARES      AMOUNT     INCOME    SHARES      AMOUNT
                                      ------    ------    ----------   ------    ------    ----------
                                                   (IN MILLIONS, EXCEPT PER SHARE DATA)
BASIC INCOME PER COMMON SHARE
  Net income available to common
    shareholders....................  $  9.4    813.3       $ 0.1      $776.8    775.6       $1.00
  Stock options and warrants........      --     11.0                      --     10.1
  Exchange of LYONs debt............     2.4      6.5                     4.3     12.6
                                      ------    -----                  ------    -----
DILUTED INCOME PER COMMON SHARE
  Net income available to common
    shareholders plus assumed
    conversions.....................  $ 11.8    830.8       $ .01      $781.1    798.3       $ .98
                                      ======    =====                  ======    =====

     The computation of diluted income per common share in the quarters ended March 31, 1999 and 1998 and the six months ended March 31, 1999 and 1998 excludes the effect of the assumed exercise of approximately 0.9 million, 2.4 million, 3.8 million and 9.6 million stock options, respectively, that were outstanding as of March 31, 1999 and 1998 because the effect would be anti-dilutive.

6.  CASH DIVIDENDS PER COMMON SHARE

     Tyco paid a quarterly cash dividend of $0.025 per common share in each of the first two quarters in fiscal 1999 and fiscal 1998. Prior to its merger with Tyco, USSC paid a dividend of $0.04 per share in the quarters ended December 31, 1997 and March 31, 1998. Prior to its merger with Tyco, AMP paid a dividend of $0.26 per share in the quarter ended December 31, 1997 and $0.27 per share in the quarters ended March 31, 1998, December 31, 1998 and March 31, 1999.

7.  MERGER, RESTRUCTURING AND OTHER NON-RECURRING CHARGES

     During the six months ended March 31, 1999, the Company recorded merger, restructuring and other non-recurring charges of $841.0 million, consisting of $434.9 million related to the merger with USSC and $406.1 million related to AMP's operations (Notes 1 and 2). Included in the $841.0 million are transaction costs of $85.2 million for legal, printing, accounting, financial advisory services, and other direct expenses related to the USSC and AMP mergers, in addition to charges of approximately $742.7 million related to the

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                           (UNAUDITED) -- (CONTINUED)

combination of USSC's disposable medical products business with the related business of Tyco and AMP's Profit Improvement Plan initiated in July 1998. The $742.7 million consists of the following: the cost of announced workforce reductions of $300.9 million involving the elimination of approximately 3,552 positions in the United States, 2,551 positions in Europe, 1,031 positions in the Asia Pacific region and 1,027 positions in Canada and Latin America, which consist primarily of manufacturing, technical, sales and administrative personnel; the costs of combining certain facilities of $249.9 million involving the shut down and consolidation of 47 facilities in the United States, 32 facilities in Europe, 12 facilities in the Asia Pacific region and 3 facilities in Canada and Latin America, which include manufacturing plants, sales offices, warehouses, administration buildings and distribution centers; lease termination costs of $156.8 million and other costs of $35.1 million relating to the consolidation of certain product lines and other non-recurring charges. At March 31, 1999, approximately 2,703 employees had been terminated and 12 facilities had been shut down.

     Approximately $410.8 million of accrued merger and restructuring costs related to charges recorded during and prior to the six months ended March 31, 1999 are included in other current liabilities and $41.6 million are included in other non-current liabilities at March 31, 1999. The Company currently anticipates that the restructuring activities to which all of these charges relate will be substantially completed within fiscal 1999, except for certain long-term contractual obligations.

     During the six months ended March 31, 1998, the Company recorded a net merger, restructuring and other non-recurring credit of $9.4 million comprised of a $21.4 million credit related to AMP's 1996 restructuring activities, which was completed in fiscal 1998; and a $12.0 million charge related to employee severance costs, facility disposals and asset write-downs as part of USSC's cost cutting objectives, which was substantially completed during fiscal 1999.

8.  CHARGE FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

     During the six months ended March 31, 1999, the Company recorded charges of $143.6 million for the impairment of long-lived assets consisting of $67.6 million related to the write-down of goodwill and property, plant and equipment, primarily manufacturing and administrative facilities, associated with AMP's operations, and $76.0 million primarily related to the combination of property, plant and equipment, primarily administrative facilities, in USSC's operations in the United States and Europe with that of Tyco's, and was determined following a review of the carrying value of their assets.

9.  COMPREHENSIVE (LOSS) INCOME

     During the first quarter of fiscal 1999, the Company adopted Statement of Financial Accounting Standards ("SFAS") No.130, "Reporting Comprehensive Income." SFAS No.130 establishes standards for the reporting and display of comprehensive income and its components in financial statements. The purpose of

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                           (UNAUDITED) -- (CONTINUED)

reporting comprehensive income is to report a measure of all changes in equity, other than transactions with owners. Total comprehensive (loss) income and its components are as follows:

                                                QUARTER ENDED        SIX MONTHS ENDED
                                                  MARCH 31,             MARCH 31,
                                              ------------------    ------------------
                                               1999       1998       1999       1998
                                              -------    -------    -------    -------
                                                           (IN MILLIONS)
Net income..................................  $ 119.5    $ 400.5    $   9.4    $ 776.8
  Unrealized (losses) gains on securities,
     net of taxes...........................     (3.0)       5.6       (1.1)       2.0
  Minimum pension liability.................       --         --      (12.8)      (8.8)
  Foreign currency translation adjustments,
     net of taxes...........................   (196.1)     (56.4)    (168.0)    (158.5)
                                              -------    -------    -------    -------
Total comprehensive (loss) income...........  $ (79.6)   $ 349.7    $(172.5)   $ 611.5
                                              =======    =======    =======    =======

     Certain prior year amounts within shareholders' equity have been reclassified as Accumulated Other Comprehensive Loss to comply with the reporting requirements of SFAS No. 130.

10.  CONSOLIDATED SEGMENT DATA

     Selected information for the Company's four industry segments is as follows:

                                              QUARTER ENDED          SIX MONTHS ENDED
                                                MARCH 31,                MARCH 31,
                                           --------------------    ---------------------
                                             1999        1998        1999         1998
                                           --------    --------    ---------    --------
                                                           (IN MILLIONS)
Net Sales:
  Healthcare and Specialty Products......  $1,395.1    $1,102.9    $ 2,737.9    $2,081.9
  Fire and Security Services.............   1,447.3     1,095.7      2,831.6     2,222.3
  Flow Control Products..................     613.1       548.8      1,265.6     1,098.9
  Electrical and Electronic Components...   1,783.2     1,814.4      3,617.2     3,597.5
                                           --------    --------    ---------    --------
                                           $5,238.7    $4,561.8    $10,452.3    $9,000.6
                                           ========    ========    =========    ========
Operating Income:
  Healthcare and Specialty Products......  $  322.5    $  190.7    $    85.4(1) $  336.0(2)
  Fire and Security Services.............     235.8       149.8        441.1       296.2
  Flow Control Products..................      91.3        73.4        184.9       145.3
  Electrical and Electronic Components...    (207.3)(3)    246.0      (201.0)(4)    506.6(5)
  Corporate and other expenses...........     (19.1)      (15.6)       (38.1)      (31.1)
                                           --------    --------    ---------    --------
                                           $  423.2    $  644.3    $   472.3    $1,253.0
                                           ========    ========    =========    ========

---------------
(1) Includes merger, restructuring and other non-recurring charges of $434.9 million and charges for the impairment of long-lived assets of $76.0 million, primarily related to the merger with USSC.

(2) Includes restructuring charges of $12.0 million related to USSC's operations.

(3) Includes merger, restructuring and other non-recurring charges of $237.3 million and charges for the impairment of long-lived assets of $67.6 million related to AMP's operations.

(4) Includes merger, restructuring and other non-recurring charges of $406.1 million and charges for the impairment of long-lived assets of $67.6 million related to AMP's operations.

(5) Includes a credit of $21.4 million to restructuring charges related to AMP's 1996 restructuring activities.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                           (UNAUDITED) -- (CONTINUED)

11.  INVENTORIES

     Inventories are classified as follows:

                                                              MARCH 31,    SEPTEMBER 30,
                                                                1999           1998
                                                              ---------    -------------
                                                                    (IN MILLIONS)
Purchased materials and manufactured parts..................  $  724.0       $  681.4
Work in process.............................................     757.7          729.8
Finished goods..............................................   1,383.2        1,198.8
                                                              --------       --------
                                                              $2,864.9       $2,610.0
                                                              ========       ========

12.  TYCO INTERNATIONAL GROUP S.A.

     Tyco International Group S.A. ("TIG"), a Luxembourg subsidiary of Tyco, indirectly owns a substantial portion of the operating subsidiaries of Tyco. During fiscal 1998 and 1999, TIG issued public debt securities (Note 4), which are fully and unconditionally guaranteed by the Company. The Company has not included separate financial statements and footnotes for TIG because of the full and unconditional guarantee by Tyco and the Company's belief that such information is not material to holders of the debt securities. The following presents consolidated summary financial information for TIG and its subsidiaries, as if TIG and its current organizational structure were in place for all periods presented.

                                                              MARCH 31,    SEPTEMBER 30,
                                                                1999           1998
                                                              ---------    -------------
                                                                    (IN MILLIONS)
Total current assets........................................  $ 7,635.2      $ 6,639.5
Total non-current assets....................................   19,324.6       12,090.0
Total current liabilities...................................    5,780.8        5,519.5
Total non-current liabilities...............................    9,137.5        6,401.5

                                               QUARTER ENDED          SIX MONTHS ENDED
                                                 MARCH 31,               MARCH 31,
                                            --------------------    --------------------
                                              1999        1998        1999        1998
                                            --------    --------    --------    --------
                                               (IN MILLIONS)           (IN MILLIONS)
Net sales.................................  $3,956.8    $3,169.3    $7,776.0    $6,159.3
Gross profit..............................   1,568.8     1,168.1     3,035.0     2,247.8
Income (loss) before extraordinary
  item(1).................................     153.4       290.4       (31.0)      531.9
Net income (loss)(2)......................     110.9       290.1       (75.9)      530.7

---------------

(1) Loss before extraordinary item in the six months ended March 31, 1999 includes merger, restructuring and other non-recurring charges of $434.9 million and charges for the impairment of long-lived assets of $76.0 million primarily related to the USSC merger. Income before extraordinary item in the six months ended March 31, 1998 includes restructuring charges of $12.0 million related to USSC's operations.

(2) Extraordinary item relates primarily to the tender offer for the Company's 7.25% senior notes due 2008 and 12.0% senior subordinated notes due 2005 and losses on the write-off of net unamortized deferred financing costs relating to the early extinguishment of debt.

13.  SUBSEQUENT EVENTS

     On April 2, 1999, the shareholders approved an increase in the number of authorized common shares from 1,503,750,000 to 2,500,000,000.

     In May 1999, the Company announced the acquisition of Raychem Corp. ("Raychem") for approximately $2.87 billion, consisting of approximately $1.4 billion in cash and approximately 16.1 million Tyco common shares (valued at approximately $1.4 billion). Raychem, a leading international designer, manufacturer and distributor of high-performance electronics products for OEM businesses, and for a broad range of specialized telecommunications, energy and industrial applications, will be integrated within the Electrical and Electronic Components group. The Company intends to account for the acquisition as a purchase.